                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                           INFORMATION TO BE INCLUDED
                          IN STATEMENTS FILED PURSUANT
                          TO RULES 13d-1(b)(c), AND (d)
                          AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. __)(1)

                                 WHX CORPORATION
                                 ---------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                          ----------------------------
                         (Title of Class of Securities)

                                    929248102
                                    ---------
                                 (CUSIP Number)

                                DECEMBER 29, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            / / Rule 13d-1(b)
            / / Rule 13d-1(c)
            / / Rule 13d-1(d)

----------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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                                  SCHEDULE 13G


CUSIP NO.   929248102                            Page   2   of   5  Pages

================================================================================
    NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
1.
    Joseph A. Cohen
--------------------------------------------------------------------------------
                          CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*(a) / /
2.                                                                       (b) /X/

--------------------------------------------------------------------------------
    SEC USE ONLY
3.

--------------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION
4.
    USA

--------------------------------------------------------------------------------
                         SOLE VOTING POWER

NUMBER OF           5.
SHARES                   571,500
BENEFICIALLY
OWNED BY
 EACH
REPORTING
PERSON
 WITH
                    ------------------------------------------------------------
                         SHARED VOTING POWER
                    6.
                         280,100
                    ------------------------------------------------------------
                         SOLE DISPOSITIVE POWER
                    7.
                         571,500
                    ------------------------------------------------------------
                         SHARED DISPOSITIVE POWER
                    8.
                         280,100
--------------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9.
    851,600
--------------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
10.

--------------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
    5.92%
--------------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*
12.
    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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ITEM 1(a).        NAME OF ISSUER:

                  WHX Corporation
                  --------------------------------------------------------------

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:

                  110 East 59th Street, New York, New York 10022
                  --------------------------------------------------------------

ITEM 2(a).        NAME OF PERSON FILING:

                  Joseph A. Cohen
                  --------------------------------------------------------------

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                  C/O The Garnet Group, Inc., 825 Third Avenue, 40th Floor,
                  New York, NY 10022
                  --------------------------------------------------------------

ITEM 2(c).        CITIZENSHIP:

                  United States
                  --------------------------------------------------------------

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value
                  --------------------------------------------------------------

ITEM 2(e).        CUSIP NUMBER:

                  929248102
                  --------------------------------------------------------------
ITEM 3. This Statement is filed pursuant to Rule 13d-1(c) of the Securities Exchange Act of 1934.

ITEM 4.           OWNERSHIP.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

ITEM 4(a).        AMOUNT BENEFICIALLY OWNED:

                  851,600
                  --------------------------------------------------------------

ITEM 4(b).        PERCENT OF CLASS:

                  5.92%
                  --------------------------------------------------------------

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ITEM 4(c).        NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)     Sole power to vote or to direct the vote: 571,500
                                                            --------------------

         (ii)     Shared power to vote or to direct the vote: 280,100
                                                              ------------------

        (iii)     Sole power to dispose or to direct the disposition of: 571,500
                                                                         -------

         (iv)     Shared power to dispose or to direct the disposition of:
                  280,100
                  --------------------------------------------------------------

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.
                  --------------------------------------------------------------

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.
                  --------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.
                  --------------------------------------------------------------

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.
                  --------------------------------------------------------------

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.
                  --------------------------------------------------------------

ITEM 10.          CERTIFICATIONS.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:        January 5, 2000



                                                 /s/ Joseph A. Cohen
                                                 -------------------------------
                                                 Joseph A. Cohen